Deloitte &
  Touche LLP

   50 Fremont Street                     Telephone: (415)247-4000
   San Francisco, California 94105-2230  Facsimile: (415)247-4329



September 22, 1997



The Gap, Inc.
One Harrison Street
San Francisco, California, 94105

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended August 2, 1997, August 3,1996, May 3, 1997, and May 4, 1996, as indicated in our reports dated August 12, 1997, and May 14, 1997 respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended August 2, 1997, and May 3, 1997, are being used in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California